EXHIBIT 99.1
For Immediate Release: March 03, 2021

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Media Contact:
Scott Street
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Griffin Capital Essential Asset REIT Reports
2020 Fourth Quarter and Full Year Results

El Segundo, Calif. (March 03, 2021) - Griffin Capital Essential Asset REIT, Inc. ("GCEAR" or the "Company") announced its results for the quarter and full year ended December 31, 2020.

Highlights for the Quarter Ended December 31, 2020
•Total revenue of approximately $96.3 million.
•Net (loss) attributable to common stockholders of $(0.04) per basic and diluted share.
•Adjusted Funds from Operations available to common stockholders and limited partners, or AFFO,1 of $0.14 per basic and diluted share.
•Completed the sale of a 206,971 square foot office property in Simi Valley, California for $30.0 million.
•Signed three lease renewals totaling 156,893 square feet, with a weighted average lease term of 9.3 years, and no leases expired during the quarter.
•Collected approximately 100 percent of contractual rent due in the quarter.

Highlights Subsequent to December 31, 2020
•Collected approximately 100 percent of contractual rent due in January and February.
•On January 11, 2021, executed a 36-month, full-building lease extension with Renfro Corporation at the Company's 566,600 square foot industrial property in Clinton, South Carolina.
•On March 01, 2021, completed the acquisition of Cole Office & Industrial REIT (CCIT II), Inc. in a stock-for-stock merger transaction valued at approximately $1.2 billion.2 After completion of the merger, the Company's portfolio consists of 123 properties with a total asset value of $5.8 billion.

Management Commentary
Michael J. Escalante, GCEAR's Chief Executive Officer, stated, "We were pleased with our fourth-quarter and full-year results in light of the significant economic disruption caused by the COVID-19 pandemic. We collected nearly 100 percent of contractual rent due throughout the year, a testament to how our focus on high-quality tenants provides stability in periods of distress. However, our future revenues may be constrained by the significant decline in office leasing activity, with most tenants delaying leasing decisions until the pandemic further subsides. Despite these headwinds, our portfolio benefited from the proactive efforts of our asset management team. We signed leases totaling 957,606 square feet during the year, with a weighted-average lease term of 10.3 years. While the current leasing environment remains subdued, the rollout of COVID-19 vaccines is expected to generate a recovery in activity. We are confident that this resurgence, combined with our team's proven leasing abilities, will allow us to unlock meaningful embedded growth in our future cash flow. In addition, with the CCIT II merger now complete, our enhanced scale, diversification, leasing and leverage metrics leave us well-positioned to capitalize on future value-enhancing opportunities."

Results for the Quarter Ended December 31, 2020

Revenue
Total revenue of approximately $96.3 million for the quarter ended December 31, 2020, a decline of $13.5 million compared to the same quarter last year.

The decline was primarily attributable to $11.4 million of termination fee income recognized in the fourth quarter of last year. Excluding such income, the decline would have been $2.1 million, which was primarily attributable to dispositions that occurred in 2020 and the fourth quarter of 2019.

Net Income (Loss)
Net (loss) attributable to common stockholders was approximately $(8.4) million, or $(0.04) per basic and diluted share, for the quarter ended December 31, 2020, compared to approximately $(3.7) million, or $(0.02) per basic and diluted share, for the quarter ended December 31, 2019.

In addition to the noted impacts to revenue, the decline was primarily attributable to a $21.5 million gain recognized in the fourth quarter of 2019, which resulted from the Company's sale of its BT Infonet property located in El Segundo, California. Net (loss) was also higher as a result of a $4.4 million write-off of previously capitalized transaction costs and $2.7 million in cash and non-cash employee separation costs, both of which were recognized as a component of general and administrative expenses in the fourth quarter of 2020. The transaction costs were previously capitalized in connection with a potential strategic transaction. The employee separation costs were incurred in connection with the resignation of one of the Company's executive officers, as disclosed on January 04, 2021. The resignation occurred on December 30, 2020 and became effective January 29, 2021.

Adjusted Funds from Operations (AFFO)
AFFO was approximately $37.2 million, or $0.14 per basic and diluted share, for the quarter ended December 31, 2020, a decline of $11.8 million, or $0.04 per basic and diluted share, compared to the same period in 2019.

Consistent with total revenue, the decline was primarily attributable to the termination fee income recognized in the fourth quarter of last year. Excluding such income, the decline would have been $0.4 million, which was primarily attributable to the previously noted dispositions that occurred in prior quarters.

Adjusted EBITDA
Adjusted EBITDA, as defined per the Company's credit facility agreement, was approximately $61.7 million for the quarter ended December 31, 2020. This resulted in fixed charge and interest coverage ratios of 2.6x and 3.2x, respectively, for the quarter.

Leasing Activity
Signed three lease renewals for a total of 156,893 square feet, with a weighted average lease term of 9.3 years, and no leases expired during the quarter.

Dispositions
Completed the sale of a 206,971 square foot office property located in Simi Valley, California. The carrying value approximated the sale price which totaled $30.0 million.

Balance Sheet
In connection with the acquisition of CCIT II, the Company completed an amendment to its existing credit facilities, as disclosed on December 23, 2020. The amendment provides, among other things, for a new $400 million senior unsecured, delayed draw, 5-year term loan as well as the option, subject to obtaining additional commitments from lenders and certain other customary conditions, to increase the commitments under the revolving portion of the credit facility, increase existing term loans and/or incur new term loans by up to an additional $600 million in the aggregate. The amendment also increased the maximum total commitment amount from $2.0 billion to $2.5 billion.

Net Asset Value
On January 19, 2021, the Company published an updated estimate of its net asset value ("NAV") as of December 31, 2020. The Company's average NAV across all share classes increased by $0.05 to $8.95 per share compared to $8.90 per share as of September 30, 2020, or a 2.2% annualized increase.

The change was primarily due to an increase in interest rates during the fourth quarter. This had a positive impact on the Company's NAV, as it caused a $5.7 million decrease in the unrealized loss on its interest rate swap valuations and a $2.0 million decrease in the mark-to-market valuation of its secured debt.

Results for the Year Ended December 31, 2020

Revenue
Total revenue of approximately $397.5 million for the year ended December 31, 2020, an increase of $10.3 million compared to the prior year.

The increase was primarily a result of acquisitions that occurred in the first quarter of 2020 and the third quarter of 2019 as well as the Company's merger in April 2019.

Net Income (Loss)
Net (loss) attributable to common stockholders was approximately $(13.0) million, or $(0.06) per basic and diluted share, for the year ended December 31, 2020, compared to approximately $24.8 million, or $0.11 per basic and diluted share, for the year ended December 31, 2019.

The decline was primarily attributable to a net change in gains from dispositions of $25.8 million as well as the previously noted impacts to general and administrative expenses recognized in the fourth quarter of 2020.

Adjusted Funds from Operations (AFFO)
AFFO was approximately $168.1 million, or $0.64 per basic and diluted share, for the year ended December 31, 2020, a decline of $3.3 million, or $0.04 per basic and diluted share, compared to the same period in 2019.

Adjusted EBITDA
Adjusted EBITDA, as defined per the Company's credit facility agreement, was approximately $259.3 million for the year ended December 31, 2020. This resulted in fixed charge and interest coverage ratios of 2.8x and 3.4x, respectively.

Leasing Activity
Signed six lease renewals for 754,745 square feet of space and four new leases for 202,861 square feet of space, resulting in 957,606 square feet of leases signed during the year with a weighted average lease term of 10.3 years.

Acquisitions
Acquired one property during the year; a new 526,320 square-foot industrial property located in Winston-Salem, North Carolina, which the Company acquired on February 05, 2020 for approximately $34.9 million. The property is fully leased by Pepsi Bottling Ventures for approximately 12-years of remaining lease term as of the date of acquisition.

Dispositions
Completed two dispositions during the year for gross proceeds of $54.5 million, resulting in a net gain of $4.1 million for the year ended December 31, 2020.

Portfolio Overview as of December 31, 2020
•Enterprise value was approximately $4.5 billion.3
•Weighted average remaining lease term was approximately 6.8 years with approximately 2.1 percent average annual rent growth for the remainder of the existing term for all leases combined.
•The portfolio was 88.5 percent leased.
•Approximately 64.3 percent of the portfolio’s 12-month forward net rental revenue4 was generated by properties leased and/or guaranteed, directly or indirectly, by companies that have investment grade credit ratings or what management believes are generally equivalent ratings.5
•The ratio of consolidated debt less cash and cash equivalents to total real estate was 46.0%.

About Griffin Capital Essential Asset REIT, Inc.
Griffin Capital Essential Asset REIT, Inc. – America's Blue-Chip LandlordTM – is an internally managed, publicly-registered, non-traded REIT. The Company owns and operates a geographically-diversified portfolio of strategically-located, high-quality, corporate office and industrial properties that are primarily net leased to single tenants that the Company has determined to be creditworthy. The Company's portfolio, as of December 31, 2020, consisted of 98 office and industrial properties (121 buildings), totaling 26.8 million in rentable square feet, located in 25 states, representing a total enterprise value of approximately $4.5 billion. After completion of the Company's merger with CCIT II, its portfolio consists of 123 properties with a total asset value of $5.8 billion.

Additional information is available at www.gcear.com.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains statements that constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Company intends for all such forward-looking statements to be covered by the applicable safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions. The forward-looking statements contained in this press release reflect the Company's current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause the Company's actual results to differ significantly from those expressed in any forward-looking statement.

The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: statements about the benefits of the merger involving GCEAR and CCIT II and statements that address operating performance, events or developments that GCEAR expects or anticipates will occur in the future, including but not limited to statements regarding anticipated synergies and general and administrative expense savings in the merger, future financial and operating results, plans, objectives, expectations and intentions, expected sources of financing, anticipated asset dispositions, anticipated leadership and governance, creation of value for stockholders, benefits of the merger to customers, employees, stockholders and other constituents of the combined company, the integration of GCEAR and CCIT II, cost savings related to the merger and other non-historical statements; risks related to the disruption of management’s attention from ongoing business operations due to the merger; the availability of suitable investment or disposition opportunities; changes in interest rates; the availability and terms of financing; the impact of the COVID-19 pandemic on the operations and financial condition of GCEAR and the real estate industries in which it operates, including with respect to occupancy rates, rent deferrals and the financial condition of GCEAR’s tenants; general financial and economic conditions, which may be affected by government responses to the COVID-19 pandemic; market conditions; legislative and regulatory changes that could adversely affect the business of GCEAR; and other factors, including those risks disclosed in Part I, Item 1A. “Risk Factors” and Part II, Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of the Company's most recent Annual Report on Form 10-K and Part I, Item 2. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Part II, Item 1A. “Risk Factors” of the Company's Quarterly Reports on Form 10-Q filed with the U.S. Securities and Exchange Commission. The Company cautions investors not to place undue reliance on these forward-looking statements and urge you to carefully review the disclosures it makes concerning risks. While forward-looking statements reflect the Company's good faith beliefs, assumptions and expectations, they are not guarantees of future performance. The forward-looking statements speak only as of the date of this press release. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes.
______________________________
1 FFO, as described by the National Association of Real Estate Investment Trusts ("NAREIT"), is adjusted for redeemable preferred distributions. Additionally, the Company uses AFFO as a non-GAAP financial measure to evaluate its operating performance. FFO and AFFO have been revised to include amounts available to both common stockholders and limited partners for all periods presented.
2Excluding transaction costs.
3 Total enterprise value includes the outstanding debt balance (excluding deferred financing costs and premium/discounts), plus unconsolidated debt - pro rata share, plus preferred equity, plus total outstanding shares multiplied by the net asset value ("NAV") per share. Total outstanding shares includes limited partnership units issued and shares issued pursuant to the Company's distribution reinvestment plan, net of redemptions.
4 Net rental revenue is based on (a) the contractual base rental payments assuming the lease requires the tenant to reimburse us for certain operating expenses or the property is self-managed by the tenant and the tenant is responsible for all, or substantially all, of the operating expenses; or (b) contractual rent payments less certain operating expenses that are the Company's responsibility for the 12-month period subsequent to December 31, 2020 and includes assumptions that may not be indicative of the actual future performance of a property, including the assumption that the tenant will perform its obligations under its lease agreement during the next 12 months.
5 Approximately 64.3 percent of the portfolio's net rental revenue for the 12-month period subsequent to December 31, 2020 was generated by properties leased and/or guaranteed, directly or indirectly, by companies that have investment grade credit ratings or what management believes are generally equivalent ratings; 54.4 percent generated from companies with a Nationally Recognized Statistical Rating Organization ("NRSRO") credit rating; and the remaining 5.0 percent from companies with a non-NRSRO credit rating but with a rating that the Company believes is generally equivalent to an NRSRO investment grade rating. Bloomberg’s default risk rating is an example of a non-NRSRO rating.

GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except units and share amounts)

	December 31,
	2020	2019
ASSETS
Cash and cash equivalents	$168,954	$54,830
Restricted cash	34,352	58,430
Real estate:
Land	445,674	458,339
Building and improvements	3,112,253	3,043,527
Tenant origination and absorption cost	740,489	744,773
Construction in progress	11,886	31,794
Total real estate	4,310,302	4,278,433
Less: accumulated depreciation and amortization	(817,773)	(668,104)
Total real estate, net	3,492,529	3,610,329
Investments in unconsolidated entities	34	11,028
Intangible assets, net	10,035	12,780
Deferred rent receivable	98,116	73,012
Deferred leasing costs, net	45,966	49,390
Goodwill	229,948	229,948
Due from affiliates	1,411	837
Right of use asset	39,935	41,347
Other assets	30,570	33,571
Total assets	$4,151,850	$4,175,502
LIABILITIES AND EQUITY
Debt, net	$2,140,427	$1,969,104
Restricted reserves	12,071	14,064
Interest rate swap liability	53,975	24,146
Redemptions payable	5,345	96,648
Distributions payable	9,430	15,530
Due to affiliates	3,272	10,883
Intangible liabilities, net	27,333	31,805
Lease liability	45,646	45,020
Accrued expenses and other liabilities	114,434	96,389
Total liabilities	2,411,933	2,303,589
Perpetual convertible preferred shares	125,000	125,000
Common stock subject to redemption	2,038	20,565
Noncontrolling interests subject to redemption; 556,099 and 554,110 units as of December 31, 2020 and December 31, 2019, respectively	4,610	4,831
Stockholders’ equity:
Common stock, $0.001 par value; 800,000,000 shares authorized; 230,320,668 and 227,853,720 shares outstanding in the aggregate as of December 31, 2020 and December 31, 2019, respectively(1)	230	228
Additional paid-in capital	2,103,028	2,060,604
Cumulative distributions	(813,892)	(715,792)
Accumulated earnings	140,354	153,312
Accumulated other comprehensive loss	(48,001)	(21,875)
Total stockholders’ equity	1,381,719	1,476,477
Noncontrolling interests	226,550	245,040
Total equity	1,608,269	1,721,517
Total liabilities and equity	$4,151,850	$4,175,502
(1) For the number of shares outstanding of each class of common stock as of December 31, 2020, refer to the Company's 10-K Note 9, Equity.

GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Revenue:
Rental income	$96,295	$109,832	$397,452	$387,108
Expenses:
Property operating expense	15,303	16,210	57,461	55,301
Property tax expense	9,299	9,313	37,590	37,035
Property management fees to non-affiliates	876	908	3,656	3,528
General and administrative expenses	15,353	8,370	38,633	26,078
Corporate operating expenses to affiliates	625	1,292	2,500	2,745
Impairment provision	1,277	30,734	23,472	30,734
Depreciation and amortization	40,109	41,114	161,056	153,425
Total expenses	82,842	107,941	324,368	308,846
Income before other income and (expenses)	13,453	1,891	73,084	78,262
Other income (expenses):
Interest expense	(20,325)	(19,915)	(79,646)	(73,557)
Management fee revenue from affiliates	—	—	—	6,368
Other (loss) income, net	(64)	1,710	3,228	1,340
(Loss) from investment in unconsolidated entities	—	(7,226)	(6,523)	(5,307)
(Loss) Gain from disposition of assets	(185)	21,497	4,083	29,938
Net (loss) income	(7,121)	(2,043)	(5,774)	37,044
Distributions to redeemable preferred shareholders	(2,359)	(2,047)	(8,708)	(8,188)
Net loss (income) attributable to noncontrolling interests	1,134	477	1,732	(3,749)
Net (loss) income attributable to controlling interest	(8,346)	(3,613)	(12,750)	25,107
Distributions to redeemable noncontrolling interests attributable to common stockholders	(43)	(80)	(208)	(320)
Net (loss) income attributable to common stockholders	$(8,389)	$(3,693)	$(12,958)	$24,787
Net (loss) income attributable to common stockholders per share, basic and diluted	$(0.04)	$(0.02)	$(0.06)	$0.11
Weighted average number of common shares outstanding, basic and diluted	230,316,334	237,827,361	230,042,543	222,531,173

GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC.
Funds from Operations and Adjusted Funds from Operations
(Unaudited; in thousands except share and per share amounts)

Funds from Operations and Adjusted Funds from Operations
The Company's management believes that historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered the presentation of operating results for real estate companies that use historical cost accounting to be insufficient.
Management is responsible for managing interest rate, hedge and foreign exchange risks. To achieve the Company's objectives, it may borrow at fixed rates or variable rates. In order to mitigate interest rate risk on certain financial instruments, if any, the Company may enter into interest rate cap agreements or other hedge instruments and in order to mitigate its risk to foreign currency exposure, if any, the Company may enter into foreign currency hedges. The Company view's fair value adjustments of derivatives, impairment charges and gains and losses from dispositions of assets as non-recurring items or items which are unrealized and may not ultimately be realized, and which are not reflective of ongoing operations and are therefore typically adjusted for when assessing operating performance.
In order to provide a more complete understanding of the operating performance of a REIT, the National Association of Real Estate Investment Trusts (“NAREIT”) promulgated a measure known as Funds from Operations (“FFO”). FFO is defined as net income or loss computed in accordance with GAAP, excluding extraordinary items, as defined by GAAP, and gains and losses from sales of depreciable operating property, adding back asset impairment write-downs, plus real estate related depreciation and amortization (excluding amortization of deferred financing costs and depreciation of non-real estate assets), and after adjustment for unconsolidated partnerships, joint ventures and preferred distributions. Because FFO calculations exclude such items as depreciation and amortization of real estate assets and gains and losses from sales of operating real estate assets (which can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates), they facilitate comparisons of operating performance between periods and between other REITs. As a result, the Company believes that the use of FFO, together with the required GAAP presentations, provides a more complete understanding of the Company's performance relative to its competitors and a more informed and appropriate basis on which to make decisions involving operating, financing, and investing activities. It should be noted, however, that other REITs may not define FFO in accordance with the current NAREIT definition or may interpret the current NAREIT definition differently than the Company does, making comparisons less meaningful.
Additionally, the Company uses Adjusted Funds from Operations (“AFFO”) as a non-GAAP financial measure to evaluate the Company's operating performance. AFFO excludes non-routine and certain non-cash items such as revenues in excess of cash received, amortization of stock-based compensation net, deferred rent, amortization of in-place lease valuation, acquisition-related costs, financed termination fee, net of payments received, gain or loss from the extinguishment of debt, unrealized gains (losses) on derivative instruments, write-off transaction costs and other one-time transactions. FFO and AFFO have been revised to include amounts available to both common stockholders and limits partners for all periods presented.
AFFO is a measure used among the Company's peer group, which includes daily NAV REITs.  The Company also believes that AFFO is a recognized measure of sustainable operating performance by the REIT industry. Further, the Company believes AFFO is useful in comparing the sustainability of its operating performance with the sustainability of the operating performance of other real estate companies.
Management believes that AFFO is a beneficial indicator of its ongoing portfolio performance and ability to sustain its current distribution level. More specifically, AFFO isolates the financial results of the Company's operations. AFFO, however, is not considered an appropriate measure of historical earnings as it excludes certain significant costs that are otherwise included in reported earnings. Further, since the measure is based on historical financial information, AFFO for the period presented may not be indicative of future results or the Company's future ability to pay distributions. By providing FFO and AFFO, the Company presents information that assists investors in aligning their analysis with management’s analysis of long-term operating activities.
For all of these reasons, the Company believes the non-GAAP measures of FFO and AFFO, in addition to income (loss) from operations, net income (loss) and cash flows from operating activities, as defined by GAAP, are helpful supplemental performance measures and useful to investors in evaluating the performance of the Company's real estate portfolio. However, a material limitation associated with FFO and AFFO is that they are not indicative of the Company's cash available to fund distributions since other uses of cash, such as capital expenditures at the Company's properties and principal payments of debt, are not deducted when calculating FFO and AFFO. The use of AFFO as a measure of long-term operating performance on value is also limited if the Company does not continue to operate under its current business plan as noted above. AFFO is useful in assisting management and investors in assessing the Company's ongoing ability to generate cash flow from operations and continue as a going concern in future operating periods, and in particular, after the offering and acquisition stages are complete. However, FFO and AFFO are not useful measures in evaluating NAV because impairments are taken into account in determining NAV but not in determining FFO and AFFO. Therefore, FFO and AFFO should not be viewed as a more prominent measure of performance than income (loss) from operations, net income (loss) or to cash flows from operating activities and each should be reviewed in connection with GAAP measurements.
Neither the SEC, NAREIT, nor any other applicable regulatory body has opined on the acceptability of the adjustments contemplated to adjust FFO in order to calculate AFFO and its use as a non-GAAP performance measure. In the future, the SEC or NAREIT may decide to standardize the allowable exclusions across the REIT industry, and the Company may have to adjust the calculation and characterization of this non-GAAP measure.

The Company's calculation of FFO and AFFO is presented in the following table for the quarters ended and years ended December 31, 2020 and 2019, respectively (dollars in thousands, except per share amounts):

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Net (loss) income	$(7,121)	$(2,043)	$(5,774)	$37,044
Adjustments:
Depreciation of building and improvements	24,022	22,920	93,979	80,393
Amortization of leasing costs and intangibles	16,159	18,267	67,366	73,084
Impairment provision	1,277	30,734	23,472	30,734
Equity interest of depreciation of building and improvements - unconsolidated entities	—	724	1,438	2,800
Equity interest of amortization of intangible assets - unconsolidated entities	—	1,158	1,751	4,632
Loss (Gain) from disposition of assets	185	(21,497)	(4,083)	(29,938)
Equity interest of gain on sale - unconsolidated entities	—	(519)	—	(4,128)
Impairment on unconsolidated entities	—	6,927	1,906	6,927
FFO	34,522	56,671	180,055	201,548
Distribution to redeemable preferred shareholders	(2,359)	(2,047)	(8,708)	(8,188)
FFO attributable to common stockholders and limited partners	$32,163	$54,624	$171,347	$193,360
Reconciliation of FFO to AFFO:
FFO attributable to common stockholders and limited partners	$32,163	$54,624	$171,347	$193,360
Adjustments:
Non-cash earn-out adjustment	—	(1,461)	(2,581)	(1,461)
Revenues in excess of cash received, net	(6,245)	(9,864)	(25,686)	(19,519)
Amortization of share-based compensation	992	1,025	4,108	2,614
Deferred rent - ground lease	517	474	2,065	1,353
Amortization of above/(below) market rent, net	(527)	(562)	(2,292)	(3,201)
Amortization of debt premium/(discount), net	103	109	412	300
Amortization of ground leasehold interests	(73)	(73)	(290)	(52)
Non-cash lease termination income	—	—	—	(10,150)
Financed termination fee payments received	3,057	3,057	7,557	6,065
Company's share of revenues in excess of cash received (straight-line rents) - unconsolidated entity	—	233	505	528
Unrealized loss (gain) on investments	149	307	31	307
Company's share of amortization of above market rent - unconsolidated entity	—	924	1,419	3,696
Performance fee adjustment	—	—	—	(2,604)
Unconsolidated joint venture valuation adjustment	—	—	4,452	—
Employee separation expense	2,666	—	2,666	—
Write-off of transaction costs	4,375	252	4,427	252
AFFO available to common stockholders and limited partners	$37,177	$49,045	$168,140	$171,488
FFO per share, basic and diluted	$0.12	$0.20	$0.65	$0.76
AFFO per share, basic and diluted	$0.14	$0.18	$0.64	$0.68

Weighted-average common shares outstanding - basic EPS	230,316,334	237,827,361	230,042,543	222,531,173
Weighted-average OP Units	31,838,889	31,967,867	31,919,525	30,947,370
Weighted-average common shares and OP Units outstanding - basic and diluted FFO/AFFO	262,155,223	269,795,228	261,962,068	253,478,543

GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC.
Net Debt (Pro Rata Share) as of December 31, 2020
(Unaudited; dollars in thousands)

Net debt is defined as the Company's consolidated debt plus the Company's pro rata share of unconsolidated, non-recourse debt less the Company's unrestricted cash and cash equivalents. The Company's management believes this is a useful metric for analyzing the Company's level of indebtedness as unrestricted cash and cash equivalents could potentially be used to pay down a portion of the Company's outstanding debt.

	Rate[1]	Term[1]	Amount
SECURED DEBT
Fixed-Rate Mortgages	4.20%	6.3	$1,029,093
Total Secured Debt			1,029,093
UNSECURED DEBT
2023 Term Loan	1.71%	2.5	200,000
2024 Term Loan	1.71%	3.3	400,000
2026 Term Loan	2.01%	5.3	150,000
Revolver Loan [2]	1.76%	2.5	373,500
Total Unsecured Debt			1,123,500
TOTAL CONSOLIDATED DEBT			2,152,593
Unconsolidated Debt - pro rata share [3]			71,440
Less: Cash & cash equivalents - excl. restricted			(168,954)
NET DEBT (PRO RATA SHARE)			$2,055,079
(1)Excludes the impact of fixed-rate swaps.
(2)The revolving loan has an initial term of three years, maturing on June 28, 2022, and may be extended for a one-year period if certain conditions are met and upon payment of an extension fee.
(3)On September 9, 2020, Digital-GCEAR 1 (Ashburn), LLC received notice of default on the ventures non-recourse loan from its lender.

GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC.
Adjusted EBITDA
(Unaudited; dollars in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
ADJUSTED EBITDA(1):
Net (loss) income	$(7,121)	$(2,043)	$(5,774)	$31,049	x(4)
Depreciation and amortization	40,109	41,114	161,056	167,637
Interest expense	19,508	19,026	76,467	78,218
Amortization of deferred financing costs	575	527	2,195	5,787
Amortization of debt premium/(discount), net	103	109	412	301
Amortization of above/(below) market rent, net	(527)	(562)	(2,292)	(4,749)
Income taxes	104	(83)	910	1,027
Property management fees to non-affiliates	876	908	3,656	2,622
Acquisition fees and expenses	—	—	—	379
Deferred rent	(5,729)	(9,865)	(24,137)	(21,011)
Termination income (non-cash)	—	—	—	(11,178)
Termination income (cash)	3,057	3,057	7,557	6,065
Lease accounting true up	—	—	—	2,052
(Gain)/Loss on disposition of assets	185	(21,497)	(4,083)	(29,938)
(Gain)/loss on Investment in Unconsolidated Entity	—	(519)	165	(4,128)
Impairment on investment in unconsolidated entity - DRJV	—	6,927	6,359	6,927
Impairment provision	1,277	30,734	23,472	30,734
Equity percentage of net loss for the Parent’s non-wholly owned direct and indirect subsidiaries	—	819	—	2,509
Equity percentage of EBITDA for the Parent’s non-wholly owned direct and indirect subsidiaries	3,106	2,174	11,015	11,107
Write-off of transaction costs	4,375	—	4,375	—
Employee separation expense	2,665	—	2,665	—
	62,563	70,826	264,018	275,410
Less: Capital reserves	(873)	(1,291)	(4,741)	(5,150)
Adjusted EBITDA (per credit facility agreement)	$61,690	$69,535	$259,277	$270,260

Principal paid and due	$2,021	$1,674	$7,155	$6,577
Interest expense	19,508	19,026	76,467	76,627
Cash dividends on redeemable preferred shareholders	2,359	2,047	8,708	8,188
	$23,888	$22,747	$92,330	$91,392
Interest Coverage Ratio(2)	3.2	3.7	3.4	3.5
Fixed Charge Coverage Ratio(3)	2.6	3.1	2.8	3.0

(1)Adjusted EBITDA, as defined in the Company's credit facility agreement, is calculated as net income before interest, taxes, depreciation and amortization (EBITDA), plus acquisition fees and expenses, asset and property management fees, straight-line rents and in-place lease amortization for the period, further adjusted for acquisitions that have closed during the quarter and certain reserves for capital expenditures.
(2)Interest coverage is the ratio of interest expense as if the corresponding debt was in place at the beginning of the period to adjusted EBITDA.
(3)Fixed charge coverage is the ratio of principal amortization for the period plus interest expense as if the corresponding debt was in place at the beginning of the period plus preferred unit distributions as if in place at the beginning of the period over adjusted EBITDA.
(4)Includes an adjustment to net income of $(5,995) due to the combined financial information from EA-1 and GCEAR